EXHIBIT 99.1


                       PATRIOT BANK CORP.


DATE:  May 29, 1998
FOR IMMEDIATE RELEASE

CONTACT:  Joseph W. Major (610) 970-4650
          Richard A. Elko (610) 970-4627


    Patriot Bank Corp. Appoints James B. Elliott Chairman and
             Joseph W. Major Chief Executive Officer


     Pottstown, PA...Patriot Bank Corp. (NASDAQ - NMS - PBIX), parent company of Patriot Bank, today announced that effective June 30, 1998 James B. Elliott is appointed Chairman of the Board and Joseph W. Major appointed Chief Executive Officer of Patriot Bank Corp. The appointments were made when Patriot's Board of Directors accepted the resignation of Gary N. Gieringer from his positions as Chairman and Chief Executive Officer effective
June 30, 1998.

     Mr. Elliott is a long standing Board member of Patriot. He has held significant leadership positions on the Board and its various committees since 1990. Most recently, Mr. Elliott served as the Chairman of Patriot's Executive Committee. "I am honored to have been appointed Chairman, and pledge my full dedication to the shareholders of this company. I am quite familiar with Patriot's history and commitment to the local community, and will work to keep the company on a sound footing and focused on its strategic initiatives as it moves to the next century," stated Mr. Elliott regarding his appointment as Chairman.

     Mr. Major currently serves as President and Chief Operating
Officer of Patriot Bank Corp., and as President and Chief
Executive Officer of Patriot Bank. He has held these positions since 1995 and has been a Director since 1990.

     After 11 years of dedicated service to Patriot as President, Chief Executive Officer and Chairman, Mr. Gieringer was advised to seek a significantly reduced role in the company because of health reasons. However, Mr. Gieringer accepted the position of Special Consultant to the Board, and pledged his ongoing guidance and support to the Company. "My work at Patriot has been the most challenging and rewarding of my career," stated
Mr. Gieringer. "I will remain a valuable resource during this time of orderly transition, and will provide ongoing assistance and guidance to our Board and to our management team," he added.

     Mr. Gieringer began his career in banking in 1960 with the Bank of Pennsylvania, after a tour of duty overseas in the United States Air Force. He studied accounting and quickly rose through the ranks of the Bank of Pennsylvania, serving as a retail branch manager, a commercial lender, and as a Senior Vice President of Commercial Lending at the First National Bank of Leesport. He was appointed President of Patriot Bank, in June, 1987. "My main objective over the last several years was to assemble a management team that can successfully execute Patriot's Business Plan. I feel that the right team is in place, thus allowing me to take a much reduced role. I am truly excited about the Patriot SuperBank Strategy, with its emphasis on better people, training, and technology. I will continue to do my part in making the Company a great success," stated Mr. Gieringer.

     "It was an emotional moment when the Board accepted Gary's resignation," stated Mr. Major. "This is a choice that is in Gary's best interests, and will also assure Patriot the ongoing support of a significant shareholder, an experienced and trusted friend, and an excellent banker," he concluded.

     Patriot will satisfy its contractual obligations to Mr. Gieringer which will result in a special after-tax charge of approximately $635,000 in the second quarter of 1998. It is expected that future earnings of the company will be enhanced as a result of reduced compensation expense. Patriot expects to report second quarter earnings that are consistent with analysts estimates as a result of a gain on the sale of certain equity investments.

     At March 31, 1998 Patriot had total assets of $880,298,000 with 13 banking offices in Montgomery, Berks, Lehigh, Northampton, Bucks and Chester counties. The closing price of Patriot's common stock was $15-1/4 on Thursday, May 28, 1998.